Exhibit 99.3

Dear Ramtron Business Partner,

This morning, we announced a response to the June 12 unsolicited proposal from Cypress Semiconductor to acquire the Company for $2.48 per share. After a careful and thorough review of the proposal, the Ramtron Board of Directors, with the assistance of its financial and legal advisors, concluded that the proposal does not reflect the intrinsic value of the Company. Ramtron also announced that the Board of Directors has authorized the exploration of strategic alternatives in the best interests of its stockholders. We wanted to contact you because you are a valued Ramtron business partner and assure you that we do not envision any changes in our day-to-day operations while this process takes place. We intend to continue supporting your sales activities and working together to provide customers with a broad range of F-RAM based low-energy and high data integrity solutions. (For your convenience, a copy of the press release we issued this morning accompanies this letter.)

Should Ramtron enter into a definitive agreement to be acquired we will contact you immediately. In the meantime, if you have any questions or concerns, please contact your primary Ramtron representative.

Our relationship with you is critical to Ramtron’s success and we sincerely appreciate your continued support of the Company.

Regards,

Eric Balzer

Chief Executive Officer

Important Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Ramtron International Corporation (“Ramtron”) has commenced at this time. If a tender offer is commenced, Ramtron may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by Ramtron that is required to be mailed to stockholders will be mailed to stockholders of Ramtron. INVESTORS AND STOCKHOLDERS OF RAMTRON ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Ramtron through the web site maintained by the SEC at http://www.sec.gov.